For Immediate Release
May 7, 2020

Southwest Gas Holdings, Inc. Announces First Quarter 2020 Earnings
LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $1.31 per diluted share for the first quarter of 2020, a $0.46 decrease from consolidated earnings of $1.77 per diluted share for the first quarter of 2019. Consolidated current-quarter results include a $15.5 million loss, or $0.28 per share, due to decreases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior year included $7.6 million of income, or $0.14 per share, associated with COLI policies. Consolidated net income was $72.5 million for the first quarter of 2020, compared to consolidated net income of $94.8 million for the first quarter of 2019. The natural gas segment had net income of $83.6 million for the first quarter of 2020 compared to net income of $103.4 million for the first quarter of 2019, while the utility infrastructure services segment had a net loss of $10.2 million in the current quarter compared to a net loss of $8 million in the first quarter of 2019. Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.
Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said: “As an essential business serving over 2 million customers in Arizona, California, and Nevada, Southwest Gas has continued working during the COVID-19 outbreak without disruption, and ensured that our customers can safely rely on their natural gas service. Centuri also continues to play a critical role in the development of vital projects supporting the safety and reliability of our nation’s utility infrastructure. Utility operating income improved during the first quarter of 2020 as 33,000 net new customers were added to our system. This improvement was overshadowed by reductions in the values of COLI policies, which mirrored the dramatic declines in the broader stock market near the end of the first quarter. At Centuri, temporary crew reductions in response to governmental requirements, and incremental costs to ensure safety, are having a dampening effect on earnings.
“While COVID-19 has had profound effects on our nation and the areas we serve, Southwest Gas will play a vital role in our regional economic recovery. In response to the needs of our communities, we have proven to be efficient and flexible as we adapt our business practices and help customers make the most of their time at home without being burdened by worry surrounding energy needs and related affordability. Reliable and affordable natural gas will also play an important role as commercial and industrial enterprises take steps to recover from business interruptions they have experienced. New home construction in our service territory has continued during this time, demonstrating continued growth in the desert Southwest. Centuri’s operations also have a history of resiliency with a business focus on critical infrastructure, and relationships that form a consistent and reliable customer base to withstand economic headwinds. We are committed to helping our communities during these challenging times by safely and efficiently providing our essential services.”
For the twelve months ended March 31, 2020, consolidated net income was $191.7 million, or $3.50 per diluted share, compared to $198 million, or $3.91 per diluted share, for the twelve-month period ended March 31, 2019. The current twelve-month period includes a $5.7 million, or $0.10 per share, decline in the cash surrender values of COLI policies, while the prior-year period included COLI-related income of

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$5.1 million, or $0.10 per share. Natural gas segment net income was $143.4 million in the current twelve-month period, and $151.9 million in the prior-year period. Utility infrastructure services segment net income was $50.2 million in the current twelve-month period and $47.9 million in the prior-year period.
Natural Gas Operations Segment Results
First Quarter
Operating margin increased $14 million between quarters, including a $5 million increase attributable to customer growth, as 33,000 net new customers were added during the last twelve months. Rate relief, primarily in California, contributed an additional $1 million. The prior-year quarter included an approximate $5 million reduction in margin resulting from a one-time adjustment by the Arizona Corporation Commission (“ACC”) to reflect impacts of U.S. tax reform on the Arizona decoupling mechanism. The remaining increase primarily relates to the net recovery of regulatory program balances (collectively, having an offsetting impact in amortization expense), in addition to margin from customers outside the decoupling mechanisms and other miscellaneous revenues.
Operations and maintenance expense decreased $2.5 million between quarters, including lower pipeline integrity management costs and legal claims experience between periods. Depreciation and amortization increased $7.1 million between quarters due to a 10% increase in average gas plant in service since the corresponding quarter a year ago and the increase in regulatory amortization noted above.
Other income decreased $26.5 million between quarters primarily due to the decline in COLI cash surrender values between quarters. The current quarter reflects a $15.5 million COLI-related loss, while the prior-year quarter reflected a $7.6 million increase in COLI policy cash surrender values. The non-service-related components of employee pension and other postretirement benefit costs were $1.2 million higher between quarters.
Net interest deductions increased $2 million primarily due to higher interest associated with the issuance of $300 million of Senior Notes in May 2019.
Twelve Months to Date
Operating margin increased $40 million between the twelve-month periods. Customer growth provided $12 million and combined rate relief in the Nevada and California jurisdictions provided $9 million of incremental operating margin. The remaining increase includes the $5 million impact of the prior period ACC adjustment for the tax reform impacts on the Arizona decoupling mechanism, in addition to recoveries of regulatory assets (see corresponding $9.2 million increase in amortization expense below), infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues.
Operations and maintenance expense increased $11.6 million, or 3%, between periods, primarily due to general cost increases, expenditures for pipeline damage prevention programs, and higher legal claims experience between comparative twelve-month periods. Depreciation and amortization expense increased $23.3 million between periods due primarily to a $625 million, or 9%, increase in average gas plant in service. Amortization related to regulatory account recoveries increased $9.2 million between periods. Taxes other than income taxes increased $1.7 million between periods primarily due to higher property balances (and rates, in the case of California and Nevada) and to an increase in the Nevada Commerce Tax.

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Other income decreased $10.3 million between comparative twelve-month periods due to the decline in COLI policy values. The current period reflects a $5.7 million decline in COLI policy cash surrender values, while the prior-year period reflected a $5.1 million increase. Net interest deductions increased $11.4 million between periods due to higher interest associated with issuance of the $300 million of Senior Notes in May 2019.
Income taxes declined $9.8 million between periods partially due to lower state income taxes (due to apportionment changes) and $2.6 million in amortization of excess deferred income taxes following U.S. tax reform.
Utility Infrastructure Services Segment Results
First Quarter
Utility infrastructure revenues increased $20.6 million in the first quarter of 2020 when compared to the prior-year quarter, primarily due to a higher volume of electric infrastructure and pipe replacement work under blanket and bid contracts. Centuri achieved this increase in revenues despite a shut-down impacting certain crews in response to local government requirements to postpone some business services and precautions taken to ensure employee safety during the COVID-19 outbreak.
Utility infrastructure services expenses increased $18.8 million between quarters primarily due to costs to complete additional electric infrastructure and pipe replacement work. Expenses were also affected by increased costs and workforce inefficiencies associated with the implementation of new safety standards in response to the COVID-19 pandemic. Results during the first quarter of 2019 reflect incremental profit from customer requested strike support that did not recur in 2020. Included in total Utility infrastructure services expenses were general and administrative costs, which increased $1.6 million in 2020 compared to 2019, primarily associated with growth of the business.
Depreciation and amortization increased $3 million between quarters, attributable to additional equipment purchased to support the growing volume of work being performed, primarily at Linetec. Depreciation expense was higher, relative to recorded revenues, during the first quarter of 2020 compared to the prior-year quarter as a result of some equipment being idle while certain crews were not deployed during the COVID-19 outbreak.
Other income decreased $1.1 million in the first quarter of 2020 when compared to the prior-year quarter, due to a realized gain on foreign currency exchange recognized in 2019 and lower earnings in an equity method investee.
Twelve Months to Date
Utility infrastructure revenues increased $196.5 million, or 12%, in the current twelve-month period when compared to the prior-year period, due to incremental revenues from Linetec (acquired in November 2018) of $192.2 million, as well as continued growth with existing customers under master service and bid agreements. Partially offsetting these increases were decreased revenues from certain non-routine projects, including customer-requested support in 2018 and early 2019 during strike-related and emergency response situations, in addition to a multi-year water pipe replacement project that expired in July 2019 and was not renewed. The prior-year period also included the settlement of an earlier contract dispute related to that project

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($9 million). Implementation of new regulatory requirements for operating locations within certain eastern states in the U.S. resulted in lower revenues during the current period as Centuri worked with customers to adopt the new requirements.
Utility infrastructure services expenses increased $162.9 million, or 11%, between periods, primarily due to incremental expenses related to Linetec of $157.6 million along with additional electric infrastructure and pipe replacement work and higher labor-related operating expenses to support growth in operations. Efforts to complete an industrial construction project in Canada resulted in additional losses of approximately $4 million during the current twelve-month period as a result of delays in commissioning the project. Included in total Utility infrastructure services expenses were general and administrative costs, which decreased $4.4 million in the twelve-month period ended March 2020 when compared to the corresponding period ended March 2019, due primarily to the impact of deal costs from the acquisition of Linetec during 2018 ($6.9 million). The 2020 period included higher operating costs overall, associated with the growth of the business. Gains on sale of equipment (reflected as an offset to this expense category) were approximately $5.3 million and $1.7 million for the twelve-month periods of 2020 and 2019, respectively.
Depreciation and amortization expense increased $25.8 million between periods primarily due to incremental costs related to Linetec of $17.7 million, as well as an increase in depreciation on additional equipment purchased to support the growing volume of work being performed.

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Outlook for 2020
Management affirms estimated 2020 diluted earnings per share between $3.75 and $4.00.
While our utility operations are considered essential services and Centuri’s operations in general have been classified similarly, operations of both segments are subject to future impacts related to COVID-19. Governmental policies enacted to suppress the spread of COVID-19 may impact future results of the Company, including through the following variables: the timing of processing utility general rate case applications; utility customer growth rates; operations and maintenance expense changes (including management cost cutting initiatives and the potential for higher bad debt expense); timing of the release of Centuri project orders from its utility customers; and the incremental cost of additional safe working practices designed to safeguard employee health.
Management will discuss the above items more in-depth on its earnings conference call and is also providing the following updated supplemental expectations:
Natural Gas Operations Segment:

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Operating margin for 2020 is anticipated to benefit from customer growth of 1.6% (previously 1.7%), infrastructure tracker mechanisms, expansion projects, and rate relief (including California attrition and anticipated partial-year results in Arizona and Nevada). Combined, these items are expected to produce an increase in operating margin of 3% to 5% (previously 4% to 5%).

•	Pension costs expected to increase $13.6 million primarily due to lower discount rate. Approximately $5.2 million to be reflected in other expense.

•	Operating income is expected to increase 3% to 5%.

•	COLI earnings of $3 million to $5 million are still included for full-year 2020.

•	Capital expenditures in 2020 are estimated between $650 million and $700 million, in support of customer growth, system improvements, and pipe replacement programs.
Utility Infrastructure Services Segment:

•	Centuri’s revenues for 2020 are expected to be 2% to 7% greater than 2019 (previously 5% to 10%). Impacts of COVID-19 are expected to be more pronounced in the second quarter.

•	Operating income is expected to be approximately 5.5% to 6.0% of revenues.

•	Interest expense is expected to be approximately $12.5 million to $13.5 million (previously $13.5 million to $14.5 million).

•
Expectations reflect earnings attributable to Southwest Gas Holdings, net of noncontrolling interests (estimated at approximately $4 million). Changes in Canadian exchange rates could influence results.

Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenues from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

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Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2020. In addition, the statements under the heading “Outlook for 2020” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, the impacts of stock market volatility, and the impact of the COVID-19 pandemic. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income percentage of revenues, interest expense, and noncontrolling interest amounts will transpire. Because of these and other factors, the Company can provide no assurances that estimates of 2020 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2020	2019
Consolidated Operating Revenues	$836,320	$833,539

Net Income applicable to Southwest Gas Holdings	$72,542	$94,809

Weighted Average Common Shares	55,310	53,369

Basic Earnings Per Share	$1.31	$1.78

Diluted Earnings Per Share	$1.31	$1.77

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$502,827	$520,677
Less: Net Cost of Gas Sold	160,821	192,604
Operating Margin	$342,006	$328,073

TWELVE MONTHS ENDED MARCH 31,	2020	2019
Consolidated Operating Revenues	$3,122,698	$2,959,222

Net Income applicable to Southwest Gas Holdings	$191,669	$197,995

Weighted Average Common Shares	54,726	50,640

Basic Earnings Per Share	$3.50	$3.91

Diluted Earnings Per Share	$3.50	$3.91

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,351,089	$1,384,092
Less: Net Cost of Gas Sold	353,381	426,260
Operating Margin	$997,708	$957,832

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For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2020	2019
Results of Consolidated Operations
Contribution to net income - gas operations	$83,599	$103,389	$143,381	$151,882
Contribution to net income - utility infrastructure services	(10,204)	(8,031)	50,231	47,947
Corporate and administrative	(853)	(549)	(1,943)	(1,834)
Net income	$72,542	$94,809	$191,669	$197,995

Basic earnings per share	$1.31	$1.78	$3.50	$3.91
Diluted earnings per share	$1.31	$1.77	$3.50	$3.91

Weighted average common shares	55,310	53,369	54,726	50,640
Weighted average diluted shares	55,363	53,424	54,792	50,701

Results of Natural Gas Operations
Gas operating revenues	$502,827	$520,677	$1,351,089	$1,384,092
Net cost of gas sold	160,821	192,604	353,381	426,260
Operating margin	342,006	328,073	997,708	957,832
Operations and maintenance expense	103,088	105,542	419,720	408,165
Depreciation and amortization	64,725	57,612	222,733	199,467
Taxes other than income taxes	16,378	16,206	62,500	60,847
Operating income	157,815	148,713	292,755	289,353
Other income (deductions)	(20,536)	5,946	(16,965)	(6,691)
Net interest deductions	25,058	23,099	96,985	85,584
Income before income taxes	112,221	131,560	178,805	197,078
Income tax expense	28,622	28,171	35,424	45,196
Contribution to net income - gas operations	$83,599	$103,389	$143,381	$151,882

FINANCIAL STATISTICS
Market value to book value per share at quarter end		150%
Twelve months to date return on equity	-- total company	7.8%
	-- gas segment	7.3%
Common stock dividend yield at quarter end		3.2%
Customer to employee ratio at quarter end (gas segment)		919 to 1

GAS OPERATIONS SEGMENT

	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	1,110,380	6.69	9.25
Northern Nevada	134,230	6.98	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00
(1) Estimated amounts based on 2014/2015 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Three Months Ended March 31,		Twelve Months Ended March 31,
(In dekatherms)	2020	2019	2020	2019
Residential	38,304,175	41,668,515	78,474,633	78,966,712
Small commercial	12,370,599	13,037,797	32,654,913	32,340,140
Large commercial	2,763,734	2,806,205	9,890,170	9,437,539
Industrial / Other	1,457,327	1,149,034	4,563,379	3,929,392
Transportation	23,864,896	28,348,094	96,315,718	110,462,362
Total system throughput	78,760,731	87,009,645	221,898,813	235,136,145

HEATING DEGREE DAY COMPARISON
Actual	1,027	1,171	1,772	1,850
Ten-year average	986	995	1,691	1,705
Heating degree days for prior periods have been recalculated using the current period customer mix.